Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2014, except for the effects of the stock split discussed in Note 1 to the combined consolidated financial statements, as to which the date is March 17, 2014, relating to the financial statements and financial statement schedules, which appears in CBS Outdoor Americas Inc.’s Registration Statement on Form S-11, as amended (Registration No. 333-189643.)

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

April 30, 2014